EXHIBIT 10.19

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”), is made and entered into this 30th day of January 2007 (“Effective Date”), by and between Sun Energy Solar, Inc., a Delaware corporation (“SESI” or “the Company”), and Bentz LLC, a Florida corporation (the “Consultant”).

RECITALS

WHEREAS, SESI has created certain intellectual property (“Intellectual Property”), is pursuing patents for some of such Intellectual Property and is developing products (“Products”) based on the Intellectual Property (the “Business Venture”);

WHEREAS, SESI desires to maximize the type of Products developed, increase the sales of those Products and maximize the profits from SESI’s Business Venture;

WHEREAS, the Consultant has advertising, sales and marketing expertise and desires to assist SESI in the sales, marketing and advertising of SESI and the Products;

WHEREAS, SESI desires to retain the Consultant, and the Consultant desires to provide to SESI, sales, marketing and advertising services with respect to the Business Venture in order to generate new customers for the Company, provide advice specific to the marketing of the Products, and assist SESI in maximizing brand awareness to SESI, the Products, and the Business Venture (“Services”).

NOW, THEREFORE, in consideration of their mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SESI and the Consultant hereby mutually covenant and agree as follows:

AGREEMENT

SECTION I. ENGAGEMENT.

Commencing on the Effective Date, SESI engages and retains the Consultant to provide the Services further described below, for the period and on the terms and conditions set forth herein. The Consultant hereby accepts such engagement and agrees, for the period and on the terms and conditions set forth herein, to provide, or, in accordance with the terms hereof, to make satisfactory arrangements for the provision of, such Services and to assume the obligations herein set forth for the compensation provided herein.

SECTION II. TERM.

The term of this Agreement shall commence on the Effective Date and shall continue until this Agreement is terminated in accordance with Section IX. hereof.

SECTION III. CONSULTING SERVICES.

3.1 Consulting Services.

The Consultant shall devote such time and attention as may be required to provide to SESI the Services, including without limitation, the following:

a. familiarize itself with SESI’s Business Venture; and

b. study and analyze the market and marketing potential for the Products; and

c. keep current with all the industry information; and

d. assist SESI in the development and creation of efficient marketing plans and advertising campaigns for traditional and electronic media; and

e. provide written and itemized costs to SESI associated with the execution of sales, marketing and advertising programs, including the cost of materials and all reasonably foreseeable expenses relating thereto; and

f. execute advertisements in finished form in accordance with SESI instructions; and

g. use commercially reasonable best efforts to provide all services at the most advantageous rates, terms and conditions; and

h. in accordance with SESI instructions, place advertising material with proper instructions to the media for media plan fulfillment; and

i. at the request of the Company, accompany SESI personnel to face-to-face sales meetings with customers that have been referred to Company; and

j. participate in sales presentations to customers with the aim of securing signed purchase orders from the customers for SESI Products; and

k. provide such services as are reasonably necessary or ancillary to the sales, marketing, and advertising consulting services described above; and

l. participate in the development, creation and implementation of public relations strategies and programs, executive communications, overall project management and progress-tracking, integration of communications efforts and other initiatives; and

m. provide customer relationship management to enhance infrastructure and associated SESI strategic initiatives; and

n. assist in leveraging all existing resources, and work to build integrated brand focused programs; and

o. assist in the planning and preparation, including research, of a media information system, including Spanish language media; and

p. at SESI request, attend relevant press briefings and events, and assist with event management, as necessary, liaising with press contacts; and

q. assist with the administration of a press clippings service across all target media and supply mounted press clippings to client; and

r. provide Spanish language translation for sales, marketing, and advertising materials of the Company.

3.2 SESI Discretion.

While the Consultant will, from time to time, give advice to SESI with respect to sales, marketing, and advertising, the parties agree that the Consultant will not have any discretionary authority with respect to the Business Venture. SESI shall have sole discretion with respect to the Business Venture.

3.3 Delegation by Consultant.

The Consultant may delegate the performance of the Business Venture consulting services to be provided by it hereunder to an affiliate; provided however, that no such delegation shall relieve the Consultant of its obligations hereunder or cause SESI to incur liabilities or costs greater than those expressly contemplated in this Agreement.

Consultant shall not be liable for failure or delay in performing it’s obligations if such failure or delay is due to circumstances beyond its reasonable control, including but not limited to illness, acts of any governmental body, war, insurrection, sabotage, embargo, fire, flood, strike or other labor disturbance, interruption of or delay in transportation, unavailability of, interruption or delay in telecommunications or third party services, failure of third party software or hardware, supplies or power used in or equipment needed for provision of the Services.

3.4 Reliance on Key Man.

Notwithstanding any other provision contained in this Agreement, the Consultant acknowledges and agrees that Gary Bentz is a key principal of the Consultant and the provision of the Consultant’s services in accordance with this Section III. will reflect his advice.

3.5 Consultant’s Other Business Activities.

SESI acknowledges that Consultant’s duties to SESI hereunder do not constitute the entire business activity of Consultant. Subject to Consultant’s confidentiality and non-disclosure obligations set forth in Section VI hereof, nothing in this Agreement or in the scope of the obligations of Consultant pursuant hereto shall be deemed or construed to limit or restrict in any way the right of Consultant to engage in any other business activity or activities.

SECTION IV. FEES AND EXPENSES.

4.1 Consulting Fee.

a. Calculation of Consulting Fee. In consideration of the services to be provided by the Consultant to SESI under this Agreement, SESI shall pay to the Consultant, for the term of this Agreement, a bi-weekly consulting fee (the “Consulting Fee”). SESI shall pay to Consultant as full compensation for Consultant’s satisfactory performance of the Services a fee of $2,000 per day, (the “Fee”); provided, however, that $1,000 per day shall be paid in cash to the Consultant, and $1,000 per day shall be paid in SESI common stock calculated at ten cents ($0.10) per share. Consultant will perform a minimum of ten (10) days of work per month and a maximum of fifteen (15) days of work per month, unless otherwise agreed to, in writing, by the parties hereto.

b. Payment of Consulting Fee. The Consulting Fee shall be payable bi-weekly in arrears on the 15th day of each calendar month and the last day of each calendar month (or, if this Agreement is terminated on a date other than such dates, the date of such termination) after receipt by SESI of an invoice stating the number of days worked by Consultant in a given period.

4.2 Signing Bonus.

a. Calculation of Signing Bonus. In addition to the Consulting Fee and in consideration of the services to be provided by the Consultant to SESI under this Agreement, SESI shall pay to the Consultant a one time signing bonus (the “Signing Bonus”). The Signing Bonus shall be paid in shares of Common Stock in SESI. SESI shall issue to Consultant six million (6,000,000) shares of SESI’s Common Stock. The shares shall vest immediately upon issuance to Consultant.

b. Payment of Signing Bonus. The Signing Bonus shall be payable to Consultant by SESI within forty-five (45) days of the effective date of this Agreement.

4.3 Incentive Fee.

a. Calculation of Incentive Fee. In addition to the Consulting Fee and the Signing Bonus, and in consideration of the services to be provided by the Consultant to SESI under this Agreement, SESI shall make available an incentive fee to the Consultant (the “Incentive Fee”). The Incentive Fee shall be paid in shares of Common Stock in SESI. SESI shall issue to Consultant five hundred thousand (500,000) shares of the common stock of SESI every three (3) months.

b. Payment of Incentive Fee. The Incentive Fee shall be payable to Consultant by SESI within ten (10) days of the end of each three (3) month period.

4.4 Expenses.

In addition to the foregoing, SESI shall pay Consultant its reasonable, out-of-pocket, pre-approved expenses as incurred by Consultant in connection with its performance under this Agreement. Consultant shall not incur any expenses without prior consent of SESI. Consultant agrees to provide SESI with access to such receipts, ledgers and other records as may be reasonably appropriate for SESI to verify the amount and nature of such expenses.

SECTION V. STATUS OF CONSULTANT.

Consultant enters this Agreement as and intends to continue to be an independent contractor. Consultant acknowledges that as an independent contractor he is undertaking certain risks of loss not associated with an employment relationship. None of the provisions of this Agreement shall be interpreted or deemed to create any relationship between such parties other than that of independent contractors. Nothing contained in this Agreement shall be construed to create a relationship of employer and employee, master and servant, principal and agent, or partners or co-venturers between SESI and Consultant, between SESI and any employee of Consultant, or between Consultant and any employee of SESI. Without limiting the generality of the foregoing:

5.1 Control.

SESI shall have no right to control or direct the details, manner, or means by which Consultant performs the Services under this Agreement. In performing the Services under this Agreement, Consultant shall have no control over or management authority with respect to SESI or its operations.

5.2 Taxes and Employment Benefits.

Consultant shall be responsible to pay any and all applicable taxes that result from this Consulting Agreement including, but not limited to, federal and state income taxes. Consultant shall have sole responsibilities for the withholding of any and all applicable federal and state income taxes, unemployment insurance tax, social security tax, and other withholding with respect to payments made by Consultant to its employees performing services for it under this Agreement. Neither Consultant nor any of its employees shall be entitled to any employment benefits of any kind provided by SESI to its employees, including, but not limited to, vacation pay, sick leave pay, retirement plan and related benefits, social security, workers compensation insurance, disability insurance, employment insurance benefits, and other benefits of any kind provided by SESI to its employees; and Consultant expressly waives any and all rights to such employment benefits. Consultant expressly agrees that as an independent contractor, Consultant shall not be eligible to participate in any of SESI’s employee benefit plans or programs, and that the only consideration payable by SESI to Consultant shall be the amounts set forth in this Agreement.

5.3 Insurance.

SESI shall provide Consultant with the same health insurance coverage that is provided to full-time employees of SESI. SESI shall also provide Director’s and Officers Insurance and any other insurance that is generally made available to other executives and employees of the Company. Consultant shall be solely responsible for any other insurance that may be required in connection with the Services rendered under this Agreement.

5.4 Workplace.

It is understood that while Consultant will perform the Work primarily at Consultant’s principal place of business. Consultant shall need access to SESI’s business offices and employees from time to time. Accordingly, Consultant or its authorized representatives shall have access, during normal working hours, to SESI’s officers and employees upon reasonable notice, and shall be provided adequate and appropriate work space, facilities and equipment in order to complete the Services.

a. Office Space. SESI shall make office space available to Consultant during any time(s) when the Consultant is present at the Offices; provided, however, that such office space may not be in the same location during each of Consultant’s visits to the Offices, and may be shared with other employees or consultants of SESI.

b. Contact Information. Consultant shall be given a telephone extension at SESI, which will be supported by SESI’s voice mail system, to which Consultant will have access during the Term of this Agreement. In addition, Consultant shall be permitted to continue to use an SESI electronic mail address designated for Consultant during the Term of this Agreement.

c. Computer and Other Equipment. SESI has provided Consultant with a laptop computer for use during the Term of this Agreement.

SECTION VI. CONFIDENTIALITY; OWNERSHIP.

6.1 Receipt of Trade Secrets.

Consultant recognizes and acknowledges that, in the course of the engagement of Consultant by SESI, and as a result of the confidential relationship with SESI established thereby, Consultant shall be receiving trade secrets of SESI and confidential information, including without limitation, technology and information relating to SESI’s business or its patents, inventions, software, know-how and other property rights (“Trade Secrets”), and developing additional know-how and proprietary information owned by SESI which will become Trade Secrets, and that such Trade Secrets are highly valuable assets of SESI; provided, that technology and information shall not be considered Trade Secrets of SESI which are (1) known to Consultant prior to execution of this Agreement or the Non-Disclosure Agreement, defined herein, (2) divulged by SESI to another without confidentiality restrictions; (3) disclosed to Consultant by a third party or otherwise who is not in breach of any confidentiality obligation to SESI; (4) publicly used, known or available, not due to any unauthorized act by Consultant or (5) technology or information of such a generally known nature as to constitute general business knowledge and/or skill of Consultant.

6.2 Nondisclosure.

Consultant shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate or disclose to any third party (other than in the furtherance of the business purposes of SESI and at the express, written request of SESI) any Trade Secrets, all of which are deemed confidential and proprietary.

6.3 Ownership.

Any methods, developments, inventions and/or improvements whether or not patentable or subject to intellectual property protection including, but not limited to, the Trade Secrets, and all related materials that are (1) developed by Consultant in connection with the performance of the Services after the Effective Date; or (2) paid for or provided by SESI in connection with the performance of the Services before or after the Effective Date, (collectively “Developed Property”) shall be and remain the property of SESI.

6.4 Works Made for Hire.

In no way limiting the foregoing, all Developed Property conceived or made by Consultant in connection with the Services are “supplementary works” and “works made for hire” (as those terms are defined in the United States Patent Trademark and Copyright Laws, 17 U.S.C. § 101) and owned by SESI.

6.5 Disclosure; Assignment.

Consultant promptly shall execute and deliver to SESI any instruments deemed necessary by SESI to effect disclosure and assignment by Consultant to SESI of any Developed Property. Upon the request of SESI and at SESI’s expense, Consultant shall execute patent and copyright applications and any other instruments deemed necessary by SESI for the prosecution of such patent applications or the acquisition of letters patent or registration of copyrights in the United States and/or foreign countries which may be based in whole or in part on Developed Property.

SECTION VII. REPRESENTATION.

To induce SESI to enter into this Agreement, Consultant represents and warrants to SESI that, in Consultant’s performance of the Services, Consultant will not breach an obligation of Consultant to any third party. In addition, Consultant represents and warrants to SESI that Consultant is not a party to any agreement and has obligations that would prohibit Consultant from engaging in any of the Services or that might in any way affect Consultant’s ability to use its best efforts to carry out the provisions of this Agreement. Consultant acknowledges that SESI would not have engaged Consultant to perform the Services if Consultant could not in good faith make the foregoing representations and warranties.

SECTION VIII. INJUNCTIVE RELIEF.

If Consultant violates either Section VI. or Section VII. of this Agreement, SESI (in addition to any other and additional rights or remedies it may have at law, in equity or by statute) shall be entitled to immediate and permanent injunctive relief, it being agreed that the damages which SESI would sustain upon such violation are difficult or impossible to ascertain in advance. The posting of a bond shall not be required as a pre-condition to such injunctive relief.

SECTION IX. TERMINATION.

9.1 30 Days Notice.

Either party may terminate this Agreement upon thirty (30) days written notice to the other specifying the effective date of termination. In the event SESI shall so terminate this Agreement, SESI shall pay Consultant for the Work performed prior to the effective date of such termination, subject to the provisions of Section IV.

9.2 Return of SESI Property.

In the event of termination, and regardless of any dispute which may exist between SESI and Consultant, all SESI property and materials in Consultant’s possession which in any way pertain to Services rendered hereunder shall be delivered immediately to SESI.

The provisions of Section VI., Section VIII., Section X. and Section XIII of this Agreement shall survive the expiration or termination of this Agreement.

SECTION X. LIMITATION OF LIABILITY.

IN NO EVENT SHALL CONSULTANT BE LIABLE TO SESI OR ANY THIRD PARTY FOR LOSS, DAMAGE, EXPENSE OR INJURY OF ANY KIND OR NATURE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, IN EXCESS OF THE CONSULTING FEE, SIGNING BONUS AND INCENTIVE FEE PAID BY SESI PURSUANT TO THIS AGREEMENT, UNLESS THE LOSS, DAMAGE, EXPENSE OR INJURY RESULTS DIRECTLY FROM THE WILLFULL MISCONDUCT OR GROSS

NEGLIGENCE OF CONSULTANT. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR CONSEQUENTIAL, INDIRECT, SPECIAL OR INCIDENTAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE OTHER PARTY’S PERFORMANCE UNDER THIS AGREEMENT.

SECTION XI. NOTICES.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, mailed by certified mail, return receipt requested, or shipped via express carrier or overnight courier service, or by facsimile, as evidenced by the sender’s transmission confirmation sheet. Such notices or other communications shall be sent to the following addresses, unless other addresses are subsequently specified in writing by the receiving party.

To SUN ENERGY SOLAR, INC:

SESI, Inc.
Attention: Carl Smith
6408 Parkland Drive, Suite 104
Sarasota, Florida 34243

Fax: 941- 751-6800

To Consultant:

Bentz, LLC

Attention: Gary P. Bentz

Fax:

SECTION XII. ENTIRE AGREEMENT.

This Agreement sets forth the entire understanding of the parties with respect to the subject of this Agreement and supersede all prior statements, representations, warranties or covenants made by either party except as expressly set forth herein. This Agreement may not be amended or modified except by a written document signed by SESI and Consultant.

SECTION XIII. INDEMNIFICATION.

Consultant (the “Indemnifying Party”) agrees to defend, indemnify and hold harmless SESI, its officers, agents, employees, contractors, subcontractors, parent corporations, subsidiaries, and affiliates (referred to individually and collectively as the “Indemnified Party”) from and against any and all claims, liabilities, loss, damages, costs, fines, penalties or expenses (“Damages”) which the Indemnified Party may hereafter incur, suffer or be required to pay by reason of the Indemnifying Party’s failure to perform faithfully its obligations hereunder or by reason of any bodily injury or property damage caused by any negligent act or omission of the Indemnifying Party, its officers, agents, employees, contractors, subcontractors, parent corporations, subsidiaries and affiliates in connection with this Agreement, but excluding those Damages attributable solely to the Indemnified Party’s misconduct or gross negligence.

SECTION XIV. APPLICABLE LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without regard to its conflicts of laws principles). Any litigation with respect to this Agreement may be brought in the courts of the State of Florida, and by execution of this Agreement, Consultant irrevocably submits to such jurisdiction.

SECTION XV. SEVERABILITY.

If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the enforceability of any other provision of this Agreement shall remain unimpaired.

SECTION XVI. COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, when at least one counterpart has been executed by each of the parties.

SECTION XVII. HEADINGS.

Headings contained herein are for convenience only and shall not modify, enlarge or limit the scope of the Sections hereof in any manner.

SECTION XVIII. WAIVER.

No delay or failure of either party in exercising any rights hereunder, and no partial or single exercise thereof, shall be deemed to constitute a waiver of such right or any other rights hereunder.

SECTION XIX. ATTORNEYS FEES

In the event there is any dispute concerning the terms of this Agreement or the performance of any party hereto pursuant to the terms of this Agreement, and any party hereto retains counsel for the purpose of enforcing any of the provisions of this Agreement or asserting the terms of this Agreement in defense of any suit filed against said party, each party shall be solely responsible for its own costs and attorney’s fees incurred in connection with the dispute irrespective of whether or not a lawsuit is actually commenced or prosecuted to conclusion.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SESI – Sun Energy Solar, Inc.:		CONSULTANT:

	/s/ Carl Smith		/s/ Gary P. Bentz
By:	Carl Smith	By:	Gary P. Bentz
Title:	Chief Executive Officer	Title: